Filed Pursuant to Rule 433 Dated August 20, 2026 Registration No. 333-282565
The Bank of Nova Scotia Senior Note Program, Series A ETF- and Equity Index-Linked Securities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Shares of the State Street® Technology Select Sector SPDR® ETF due September 6, 2030

Term Sheet to the Preliminary Pricing Supplement dated August 20, 2026

Summary of Terms

Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measures

The Dow Jones Industrial Average®, the Russell 2000® Index (each referred to as an “Index” and collectively as the “Indices,”) and the shares of the State Street® Technology Select Sector SPDR® ETF (referred to as the “Fund” and, collectively with the Indices, as the “Underlyings”).

Fund Underlying Index	With respect to the State Street® Technology Select Sector SPDR® ETF: the Technology Select Sector Index
Pricing Date*	August 31, 2026
Issue Date*	September 3, 2026
Face Amount (Original Offering Price)	$1,000 per security
Automatic Call

If the closing value of the lowest performing Underlying on any call date (including the final calculation day) is greater than or equal to its starting value, the securities will be automatically called for the face amount plus the call premium applicable to the relevant call date.

Call Dates* and Call Premiums

The call premium applicable to each call date will be a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of at least approximately 14.85% per annum (to be determined on the pricing date). See “Call Dates and Call Premiums” on the following page.

Call Settlement Date	Three business days after the applicable call date, subject to postponement; provided that the call settlement date for the last call date is the stated maturity date.
Maturity Payment Amount (per Security)

If the securities are not automatically called on any call date (including the final calculation day):

●if the ending value of the lowest performing Underlying on the final calculation day is less than its starting value but greater than or equal to its threshold value: $1,000; or

●if the ending value of the lowest performing Underlying on the final calculation day is less than its threshold value:

$1,000 × performance factor of the lowest performing Underlying on the final calculation day

Lowest Performing Underlying	For any call date, the Underlying with the lowest performance factor on that call date
Performance Factor	With respect to an Underlying on any call date, its closing value on such call date divided by its starting value (expressed as a percentage)
Stated Maturity Date*	September 6, 2030, subject to postponement
Starting Value	For each Underlying, its closing value on the pricing date
Ending Value	For each Underlying, its closing value on the final calculation day
Threshold Value	For each Underlying, 75.00% of its starting value
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).

WFS will receive a discount of up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), will receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06419TA65 / US06419TA659
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.

* Subject to change.

** In respect of certain securities, we may pay a fee of up to $3.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***

Hypothetical Redemption Amount at Maturity
Least Performing Underlying
First Call Date (Call Premium: 14.85%)
Thirteenth Call Date (Call Premium: 29.70%)
Twenty-Fifth Call Date (Call Premium: 44.55%)
Thirty-Seventh Call Date (Call Premium: 59.40%)
Thirty-Seventh Call Date (Call Premium: 59.40%)
Twenty-Fifth Call Date (Call Premium: 44.55%)
Thirteenth Call Date (Call Premium: 29.70%)
First Call Date (Call Premium: 14.85%)
25% Contingent
Downside Protection
Security Return
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
Hypothetical Percentage Change in the Closing Value of the Lowest Performing Underlying from Pricing Date to Applicable Call Date

*** Assumes the call premiums are equal to the minimum of their call premiums specified herein. Not all call dates reflected; reflects only the first, thirteenth, twenty-fifth and final call dates for illustrative purposes only.

If the securities are not automatically called and the ending value of the lowest performing Underlying on the final calculation day is less than its threshold value, you will lose more than 25%, and possibly all, of the face amount of your securities at stated maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the lowest performing Underlying on the applicable call date exceeds its starting value by significantly more than the percentage represented by such call premium. You will not participate in any increase of any Underlying beyond the applicable call premium.

If the securities priced today, the estimated value of the securities would be between $929.25 (92.925%) and $959.25 (95.925%) per security. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.

Preliminary pricing supplement:

http://www.sec.gov/Archives/edgar/data/9631/000183988226040744/bns_424b2-27196.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product supplement, underlier supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Call Dates and Call Premiums

Call Date	Call Premium†	Payment per Security upon an Automatic Call	Call Date (cont.)	Call Premium (cont.)†	Payment per Security upon an Automatic Call (cont.)
September 3, 2027	At least 14.850% of the face amount	At least $1,148.50	March 5, 2029	At least 37.125% of the face amount	At least $1,371.25
October 4, 2027	At least 16.088% of the face amount	At least $1,160.88	April 3, 2029	At least 38.363% of the face amount	At least $1,383.63
November 3, 2027	At least 17.325% of the face amount	At least $1,173.25	May 3, 2029	At least 39.600% of the face amount	At least $1,396.00
December 3, 2027	At least 18.563% of the face amount	At least $1,185.63	June 4, 2029	At least 40.838% of the face amount	At least $1,408.38
January 3, 2028	At least 19.800% of the face amount	At least $1,198.00	July 3, 2029	At least 42.075% of the face amount	At least $1,420.75
February 3, 2028	At least 21.038% of the face amount	At least $1,210.38	August 3, 2029	At least 43.313% of the face amount	At least $1,433.13
March 3, 2028	At least 22.275% of the face amount	At least $1,222.75	September 4, 2029	At least 44.550% of the face amount	At least $1,445.50
April 3, 2028	At least 23.513% of the face amount	At least $1,235.13	October 3, 2029	At least 45.788% of the face amount	At least $1,457.88
May 3, 2028	At least 24.750% of the face amount	At least $1,247.50	November 5, 2029	At least 47.025% of the face amount	At least $1,470.25
June 5, 2028	At least 25.988% of the face amount	At least $1,259.88	December 3, 2029	At least 48.263% of the face amount	At least $1,482.63
July 3, 2028	At least 27.225% of the face amount	At least $1,272.25	January 3, 2030	At least 49.500% of the face amount	At least $1,495.00
August 3, 2028	At least 28.463% of the face amount	At least $1,284.63	February 4, 2030	At least 50.738% of the face amount	At least $1,507.38
September 5, 2028	At least 29.700% of the face amount	At least $1,297.00	March 4, 2030	At least 51.975% of the face amount	At least $1,519.75
October 3, 2028	At least 30.938% of the face amount	At least $1,309.38	April 3, 2030	At least 53.213% of the face amount	At least $1,532.13
November 3, 2028	At least 32.175% of the face amount	At least $1,321.75	May 3, 2030	At least 54.450% of the face amount	At least $1,544.50
December 4, 2028	At least 33.413% of the face amount	At least $1,334.13	June 3, 2030	At least 55.688% of the face amount	At least $1,556.88
January 3, 2029	At least 34.650% of the face amount	At least $1,346.50	July 3, 2030	At least 56.925% of the face amount	At least $1,569.25
February 5, 2029	At least 35.888% of the face amount	At least $1,358.88	August 5, 2030	At least 58.163% of the face amount	At least $1,581.63
			September 3, 2030 (the “final calculation day”)	At least 59.400% of the face amount	At least $1,594.00

† to be determined on the pricing date.

Selected Risk Considerations

The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called And The Ending Value Of The Lowest Performing Underlying On The Final Calculation Day Is Less Than Its Threshold Value, You Will Lose More Than 25%, And Possibly All, Of The Face Amount Of Your Securities At Stated Maturity.

●No Periodic Interest Will Be Paid On The Securities.

●The Potential Return On The Securities Is Limited To The Call Premium And You May Be Fully Exposed To The Decline In The Lowest Performing Underlying On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Any Underlying.

●The Securities Are Subject To The Full Risks Of Each Underlying And Will Be Negatively Affected If Any Underlying Performs Poorly, Even If Another Underlying Performs Favorably.

●Your Return On The Securities Will Depend Solely On The Performance Of The Underlying That Is The Lowest Performing Underlying On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Underlying.

●You Will Be Subject To Risks Resulting From The Relationship Among The Underlyings.

●Higher Call Premiums Are Associated With Greater Risk.

●You Will Be Subject To Reinvestment Risk.

Risks Relating To An Investment In The Bank’s Debt Securities, Including The Securities

●Your Investment Is Subject To The Credit Risk Of The Bank.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

●The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

●The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.

●The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

●If The Values Of The Underlyings Change, The Market Value Of Your Securities May Not Change In The Same Manner.

●The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

●The Securities Lack Liquidity.

Risks Relating To The Underlyings

●Investing In The Securities Is Not The Same As Investing In Any Market Measure.

●Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.

●Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

●We, The Agents And Our Or Their Respective Affiliates Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In A Fund Or Its Fund Underlying Index.

●We, The Agents And Our Or Their Respective Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

●An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.

●There Are Management And Liquidity Risks Associated With A Fund.

●Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.

●Changes That Affect An Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

●We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In Any Index.

●We And Our Affiliates And The Agents And Their Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

●An Index Reflects Price Return Only And Not Total Return.

●An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

●The Securities Are Subject To Risks Associated With The Sector Tracked By A Fund.

Risks Relating To Hedging Activities And Conflicts Of Interest

●A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

●Other Investors In The Securities May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

●A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Call Date Is Postponed.

Risks Relating To Canadian And U.S. Federal Income Taxation

●The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

2